One Post Office Square Boston, Massachusetts 02109 617 292-1000

PUTNAM INVESTMENTS

April 14, 1996

Paragon Life Insurance Company

100 South Brentwood

St. Louis, MO. 63125

Putnam Capital Manager Trust

Dear Sirs:

We refer to the Participation Agreement (the “Agreement”), dated as of October 30, 1995, among Putnam Capital Manager Trust (“PCM”), Putnam Mutual Funds Corp. (“PMF”) and Paragon Life Insurance Company (“Paragon”). PCM, PMF and Paragon hereby agree to delete Section 1.10 of the Agreement.

Very truly yours,

PUTNAM CAPITAL MANAGER TRUST		PUTNAM MUTUAL FUNDS CORP.

By:		By:
	Name:		Name:
	Title:		Title:

Agreed and accepted as of

the date hereof

PARAGON LIFE INSURANCE COMPANY

By:	Carl H. Anderson, President
Name:
Title: